Exhibit 99.1

NEWS RELEASE
101 East Park Blvd, Suite 1300 Plano, TX 75074 (972) 234-6400

Company & Media Contact Julia Kramer jkramer@intrusion.com P: 972-301-3635

INTRUSION Successfully Completes Beta Testing of its Newest

Cybersecurity Solution, Shield; Announces General Availability

Shield stopped more than 77 million threats, protecting businesses from serious cyberattacks

Plano, Texas – Jan. 13, 2021 – With recent cyberwarfare attacks being carried out against the United States, the general availability of the new cybersecurity solution from INTRUSION Inc. (NASDAQ: INTZ), Shield™, comes at a time when it’s never been more important to expertly protect U.S. organizations – public and private, large to small. Shield is the first solution for the enterprise that uses artificial intelligence (AI) to not only identify malicious activity within a network but to kill the connection, thus stopping those threats in their tracks, protecting companies from debilitating cybercrime.

“This product just does not exist in the market today and is sorely needed,” said Aaron, chief information security corporate officer (CISCO) for B. Riley Financial, who participated in beta testing.

Beta testing of INTRUSION Shield confirmed the solution’s efficacy by stopping a total of 77,539,801 cyberthreats from 805,110 uniquely malicious entities attempting to breach 13 companies that participated in the 90-day beta program. Shield was able to continuously protect these companies from ransomware, denial of service attacks, malware, data theft, phishing and more. In fact, analysis by INTRUSION also concluded that Shield would have defended against the Sunburst malware that was at the heart of the recent cyberattacks involving SolarWinds and FireEye, which impacted many government agencies and 18,000 SolarWinds customers.

“With the high-risk patterns we’ve incorporated into the rule set that feeds our AI, along with the reputation and suspicious activity that it searches for while monitoring all traffic in and out of a network, we can confidently say Shield would have protected our customers where clearly other security approaches failed,” said Jack B. Blount, President and CEO of INTRUSION. “The malware had been living on the SolarWinds network for at least nine months undetected – it got past firewalls and many other cybersecurity products. This is all the more reason companies need a multi-layered approach to cybersecurity, and specifically one that stops threats in real-time to protect them from the damage cybercriminals can cause over time.”

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All companies participating in the beta program have made the decision to move forward with Shield in production.

“The Shield solution has shown us that virtually every network is already infected, and front-end protection is not possible. The understanding that networks are already compromised and that the only means of protection is to monitor and restrict outgoing traffic is the breakthrough of the Shield philosophy,” said Richard, President of NovaTech.

Additionally, false positive security alerts – where legitimate traffic is identified as a threat – are a significant problem among cybersecurity solutions available today, with Ponemon Institute reporting that most cybersecurity companies see mistaken alerts happening 33% of the time. Cybersecurity professionals spend hundreds of hours investigating these alerts only to determine ultimately that there was no threat. Beta testing for Shield showed a median false positive rate of 0.001% of all traffic, far surpassing other solutions on the market and allowing businesses to run uninterrupted. Multiple beta customers were happy to report they saw zero false positives using Shield.

“Businesses simply can’t afford to keep using the same cybersecurity solutions that aren’t adequately protecting them,” said Blount. “As shown by our beta testing results, Shield offers the best new layer of protection to keep businesses of all sizes safe from the cybercrime that causes hundreds of them to go out of business completely.”

“The ease and instant protection of Shield has been great,” said Michael, Portfolio Manager for Bard Associates. “It’s so simple to implement and run, yet highly effective.”

Shield is the only real-time, AI-based cybersecurity solution that utilizes the world’s largest Big Data Cloud of databases built upon 25 years of tracking and researching cybercrime activities. The solution’s AI uses this information to kill known threats, as well as to learn the behaviors of both safe and malicious network traffic. It then works from the inside out – every millisecond of every day – identifying all attempted malware connections coming into, living on, and going out of a network, and immediately stopping them without human intervention.

Shield is now available at a low cost of $20 per seat ($2,000 minimum) per month with no annual contract required. Visit https://www.intrusion.com/shield for more information.

INTRUSION will be releasing case studies from Shield beta testing in the coming weeks.

About INTRUSION Inc.

INTRUSION, Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection solutions. INTRUSION’s family of solutions includes Shield™, a combination of plug-n-play hardware, software, global data, and real-time Artificial Intelligence (AI) services that provide organizations with the most robust cybersecurity defense possible, TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. INTRUSION’s solutions help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

Cautionary Statement Regarding Forward Looking Information

This release may contain certain forward-looking statements, including, without limitations, statements about the performance of protections provided by our Shield products, or other statements which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward- looking statements involve a number of risks and uncertainties, including, the risk that our Shield product does not perform as anticipated. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, risks that we have detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

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